Exhibit 99.1
Latch Announces Receipt of Expected Nasdaq Delisting Determination, Plans to Request Appeal by February 14

NEW YORK, February 13, 2023 -- Latch, Inc. (NASDAQ: LTCH) (the “Company”), maker of LatchOS, the full-building enterprise software-as-a-service (SaaS) platform, today announced that on February 7, 2023, it received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that Nasdaq has initiated a process that could result in the delisting of the Company’s securities from Nasdaq as a result of the Company not being in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The Staff Determination has no immediate effect and will not immediately result in the suspension of trading or delisting of the Company’s shares of common stock or warrants.
The Company intends to appeal the Staff Determination before a Nasdaq Hearings Panel (the “Hearings Panel”) and seek a further stay of any suspension or delisting action pending the hearing process in accordance with the procedures set forth in the Staff Determination.
The Staff Determination was issued because the Company has not filed its Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2022 (the “Second Quarter Form 10-Q”) and September 30, 2022 (the “Third Quarter Form 10-Q” and, together with the Second Quarter Form 10-Q, the “Delinquent Reports”) by the Extension Deadline (defined below).
As previously disclosed, Nasdaq had granted the Company a period of 180 calendar days from the prescribed due date of the Second Quarter Form 10-Q, or until February 6, 2023 (the “Extension Deadline”), to file the Delinquent Reports to regain compliance with the Listing Rule. The Company previously disclosed the delay in and circumstances behind the late filing of each of the Delinquent Reports in Notifications of Late Filing on Form 12b-25, filed with the SEC on August 10, 2022 and November 10, 2022, respectively.
The Company’s request for a hearing before the Hearings Panel (the “Request”) to appeal the Staff Determination must be made no later than 4:00 p.m. Eastern Time on February 14, 2023. The Request will automatically stay the suspension of the trading of the Company’s securities for a period of 15 days from the date of the Request. In connection with the Request, the Company also intends to request that the Staff Determination be further stayed pending the hearing process. However, there can be no assurance that the Hearings Panel will grant the Company’s request for a stay pending the hearing process. According to the Staff Determination, hearings are typically scheduled to occur approximately 30-45 days after the date of a company’s hearing request. Following the hearing, the Hearings Panel will issue a decision, which the Company may further appeal to the Nasdaq Listing Council for review.
The Company intends to prepare the financial statements for (i) the periods affected by the previously disclosed restatement, (ii) the periods included in the Delinquent Reports and (iii) the year ended December 31, 2022 (collectively, the “Relevant Financial Statements”), after which the Relevant Financial Statements will be subject to audit and/or review by the Company’s independent registered public accounting firm. Following completion of the audit or review, as applicable, of the Relevant Financial Statements, the Company plans to file annual and quarterly reports including the Relevant Financial Statements. There can be no assurance that the Company will be able to file the foregoing annual and quarterly reports within the extension period granted by the Hearings Panel, if any.

About Latch, Inc.
Latch makes spaces better places to live, work, and visit through a system of software, devices, and services. For more information, please visit https://www.latch.com.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding adoption of Latch’s technology and products. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "would," "will continue," "will likely result," and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking information includes, but is not limited to, statements regarding: the Company’s future products, performance, and operations, and the related benefits to shareholders, customers, and residents; the Company’s strategy; and the Company’s ability to comply with the continued listing requirements under Nasdaq’s Listing Rule 5250(c)(1). Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including Latch’s ability to implement business plans and changes and developments in the industry in which Latch competes. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the SEC on March 1, 2022, and other documents filed by Latch from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. The Company does not give any assurance that it will achieve its expectations.

CONTACTS:
Investors:
investors@latch.com
Media:
press@latch.com